UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 30, 2026

Ocean Capital Acquisition Corporation

(Exact name of registrant as specified in its charter)

British Virgin Islands	001-43334	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1209 Orange Street

Wilmington, DE 19801

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (323) 242-0766

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one ordinary share, one right, and one redeemable warrant	OCACU	New York Stock Exchange
Ordinary shares, par value $0.0001 per share	OCAC	New York Stock Exchange
Rights, each entitling the holder to receive one ordinary share upon the consummation of a business combination	OCACR	New York Stock Exchange
Warrants, each exercisable for one ordinary share	OCACW	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Directors and Officers

Mr. Kin (Stephen) Sze

On October 30, 2026, Mr. Kin (Stephen) Sze (“Mr. Sze”) resigned as the Chief Executive Officer, Chairman of the board of directors (the “Board”) and a director of Ocean Capital Acquisition Corporation (the “Company”), effective immediately. Mr. Sze’s resignation did not result from any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. The Company thanks Mr. Sze for his service on the Board and valuable contributions to the Company.

Dr. Pok Yu (Augustine) Chow

On October 30, 2026, Dr. Pok Yu (Augustine) Chow (“Dr. Chow”) resigned as an independent director of the Board of the Company and as a member of each of the Audit Committee, the Corporate Governance and Nominating Committee and the Compensation Committee of the Board, effective immediately. Dr. Chow’s resignation did not result from any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. The Company thanks Dr. Chow for his service on the Board and valuable contributions to the Company.

Appointment of Directors and Officers

Ms. Yiyan Li

On November 2, 2026, the Board appointed Ms. Yiyan Li (“Ms. Li”) to serve as the Chief Executive Officer, Chairman of the Board and a director of the Company, effective immediately. Upon Mr. Sze’s departure, Ms. Li will also serve as the Company’s principal financial officer until the Company appoints a Chief Financial Officer.

Ms. Li has experience in investment, business consulting and cross-border e-commerce. Prior to joining the Company, she operated a cross-border e-commerce business in the consumer goods sector, overseeing business operations, supply chain coordination, marketing and sales channel development. From 2024 to 2026, Ms. Li was active as a private investor in the pet healthcare sector. From 2020 to 2024, she served as a business operations consultant at Shanghai Chongjing Enterprise Management Consulting Service Center.

There are no arrangements or understandings between Ms. Li and any other persons pursuant to which she was appointed as a director of the Board. There are no family relationships between Ms. Li and any other director or executive officer of the Company and she has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission.

Mr. Stephen J. Posner

On November 2, 2026, the Board appointed Mr. Stephen J. Posner (“Mr. Posner”) to serve as an independent director and a member of each of the Audit Committee, the Corporate Governance and Nominating Committee and the Compensation Committee of the Board, effective immediately.

Mr. Posner has approximately 50 years of experience in financial markets, with extensive experience in investment banking, underwriting, financial consulting, business development and mergers and acquisitions. He has served as the owner of SJP Consultants since 2014, through which he provides consulting services to companies across various industries, including defense, clean energy and pollution control, medical, information technology, casinos and video games. Mr. Posner is also the Owner of SJP Investors, through which he conducted investment activities through brokerage firms from 1971 to 2014. He has served as a Trustee and the Chairman of the Audit Committee of Abacus Asset Management, the successor to TTAM Management, since 2015. In 2025, Mr. Posner also served as a Director of Bion Environmental Technologies. Earlier in his career, he held various positions in the financial services industry and served in director and trustee roles with TrimTabs-related entities. Mr. Posner holds a B.A. from Hofstra University in New York.

There are no arrangements or understandings between Mr. Posner and any other persons pursuant to which he was appointed as a director of the Board. There are no family relationships between Mr. Posner and any other director or executive officer of the Company and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Chief Executive Officer and Director Agreement, dated as of November 2, 2026, between Ocean Capital Acquisition Corporation and Yiyan Li
10.2	Independent Director Agreement, dated as of November 2, 2026, between Ocean Capital Acquisition Corporation and Stephen J. Posner
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCEAN CAPITAL ACQUISITION CORPORATION

Date: November 3, 2026	By:	/s/ Yiyan Li
	Name:	Yiyan Li
	Title:	Chief Executive Officer

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